Exhibit 3.25

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 12/07/2005
FILED 01:52 PM 12/07/2005
SRV 050994959 — 3097262 FILE
STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION
OF
VGR HOLDING LLC
1.	The name of the limited liability company in VGR Holding LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 7, 2005.

By:	/s/ Marc N. Bell
	Name:	Marc N. Bell
	Title:	Authorized Person